Exhibit 10.1

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”) is effective as of February 27, 2025 (“Effective Date”), by and between Abbott Global Enterprises Limited (“Abbott”) and Cadrenal Therapeutics, Inc. (“Cadrenal”).

WHEREAS, Cadrenal is sponsoring a Phase 3 randomized, warfarin-controlled, multicenter study named TECarfarin Anticoagulation and Hemocompatibility with Left Ventricular Assist Devices (“TECH-LVAD”) to evaluate the efficacy and safety of tecarfarin (“Study Drug”) in patients with a left-ventricular assist device (“Cadrenal Study” or “Study”).

WHEREAS, the Study Drug has received multiple Orphan Drug Designations from the U.S. Food and Drug Administration and Cadrenal intends to develop the Study Drug for one or more orphan/rare cardiovascular conditions, including patients implanted with LVADs.

WHEREAS, Abbott is the manufacturer of HeartMate 3 (“HM3”), a left-ventricular assist-device, (“LVAD”).

WHEREAS, Abbott and Cadrenal wish to collaborate on the Cadrenal Study in the LVAD patient population, as described in Exhibit A of the Agreement.

WHEREAS, the Cadrenal Study will study individuals with a pre-existing LVAD or individuals that will receive a de novo LVAD as a baseline.

WHEREAS, Abbott has collected certain data on the LVAD population via its MOMENTUM 3 and ARIES HM3 US IDE trials (“Abbott Trials”).

WHEREAS, Cadrenal desires to use certain Abbott Trial data to inform its Cadrenal Study development (“Study Development”).

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows.

1.

Cadrenal Obligations; Contacts. Cadrenal represents and warrants that each individual performing Study Development hereunder is an employee, consultant, or subcontractor of Cadrenal and obligated to terms and conditions no less protective than those stated herein. Cadrenal’s contacts with Abbott are Kartik Sundareswaran and Kelly O’Connell or whomever Abbott may designate in writing. Abbott’s contact with Cadrenal is Quang X. Pham or whomever Cadrenal may designate in writing.

2.

Use of Study Data and Ownership. As Abbott may reasonably request, and/or as may be set forth in Exhibit A, Cadrenal will submit written reports on the progress of the Study Development which reports shall be Confidential Information of Cadrenal. The reports shall be in the format, and address the issues, agreed to by Abbott and Cadrenal.

2.1.	Cadrenal shall own the Study Data (defined below), which shall be Cadrenal Confidential Information. Cadrenal shall provide a copy of the Study Data to Abbott in a format mutually agreed upon by the parties. Cadrenal hereby grants Abbott a perpetual, irrevocable, non-exclusive, royalty-free license to analyze and use the Study Data for any of the following purposes: (i) submissions to regulatory authority(ies) worldwide, including submissions relating to label changes or new indications for Abbott’s products; or (ii) research and development purposes relating to Abbott’s products or (iii) compliance with applicable Laws, including with respect to safety reporting; or (iv) use of summary level Study Data to support Study Device claims. The foregoing license shall be sublicensable without the prior written consent of Cadrenal only to an Affiliate of Abbott, and transferrable to a third party in connection with a transfer of all or substantially all of Abbott’s interest in the Study Device, provided that any such sublicensee or transferee shall agree to comply with the provisions of this Section 2 prior to such sublicense or transfer. Abbott is permitted to disclose the Study Data solely to those of its employees and contractors who need to have access in order to carry out the purposes set forth above. A written list of all authorized users shall be maintained by Abbott and provided to Cadrenal upon request. Abbott represents and warrants that each authorized user that is an employee or consultant of Abbott is obligated to terms of confidentiality and non-disclosure of Abbott’s information substantially equivalent to those contained herein.

2.1.1.	For the purposes of this Agreement, “Study Data” means results, records, reports, and data that are arising out of or generated by the Study in the performance of the Study according to the Protocol, including without limitation, case report forms, and analyses of any of the foregoing performed according to the Protocol and statistical analysis plan(s), analyses of biological specimens collected in the Study, and data included in the final clinical study report for the Study; provided that if any clinical site requests Abbott to enter into a confidentiality agreement it will do so. All Study Data provided to Abbott shall be de-identified.

3.	Data License. Abbott grants Cadrenal a non-exclusive, limited, non-transferable, non-sublicensable license to access and use certain de-identified information from the Abbott Trials (the “Abbott Trials Data”), solely for the purposes of its Cadrenal Study Development as described in Exhibit A , as well as regulatory submissions related to the Cadrenal Study. The Abbott Trials Data constitutes Abbott’s Confidential Information within the meaning of Section 12 below. Cadrenal is permitted to disclose the Abbott Trials Data solely to those of its employees and contractors who need to have access in order to carry out the Study Development (“Authorized Users”). A written list of all Authorized Users shall be maintained by Cadrenal and provided to Abbott upon request. Cadrenal represents and warrants that each Authorized User that is an employee of Cadrenal is obligated to terms of confidentiality and non-disclosure of Abbott’s information substantially equivalent to those contained herein.

4.	Joint Oversight Committee. Within thirty (30) days of the Effective Date, the parties shall establish a joint oversight committee (the “JOC”) to support the development and provide recommendations for consideration for finalization of the Protocol, to manage the respective contributions of the parties to the Cadrenal Study, and to coordinate the performance of the respective obligations of the parties in accordance with the provisions of this Agreement. The JOC shall be composed of up to three (3) business and technical representatives of each party, who shall be appointed (and may be replaced at any time) by such party on written notice to the other party. Cadrenal’s initial representatives to the JOC shall be its Chief Executive Officer, Chief Medical Officer, and Chief Operating Officer. Abbott’s initial representatives to the JOC shall be Kartik Sundareswaran and Kelly O’Connell. Any member of the JOC may designate a substitute to attend and perform the functions of that member at any meeting of the JOC. One JOC member from each party shall be designated as that party’s “JOC Chair”. The two JOC Chairs shall jointly send notices and agendas for all regular JOC meetings to all JOC members. The JOC shall meet monthly or as mutually agreed by the JOC. In addition, either party may call a JOC meeting by delivering a written notice of such requested meeting to the other party, and the parties must then hold a JOC meeting within fifteen (15) business days of receipt of such notice. Meetings may be held in person, telephonically or by video conference. Each party shall make reasonable efforts to cause its representatives to attend the meetings of the JOC. If a representative of a party is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the absent representative. In addition, each party may, at its discretion, invite employees and, with the consent of the other party’s JOC Chair, consultants, or scientific advisors, to attend the meetings of the JOC.

4.1.	Each party shall share information arising out of or in connection with the Cadrenal Study with the JOC to the extent necessary to facilitate mutual understanding of the status of the Cadrenal Study.

4.2.	The JOC shall provide guidance and support to Cadrenal management for the Cadrenal Study in the agreed-upon areas of collaboration outlined in Exhibit A of the Agreement.

4.3.	Intentionally Omitted.

4.4.

The JOC will attempt in good faith to reach unanimous consent on all matters of the JOC; provided, however, that if the JOC cannot reach unanimous consent on a matter within ten (10) business days of attempting to resolve such matter at a duly called JOC meeting, such matter will be summarized by the JOC and submitted in writing to the designated senior executive officer of each party who has been duly appointed to act as the representative of the party. Cadrenal hereby appoints Quang X. Pham, as its senior executive officer to act as its representative for purposes of this paragraph. Abbott hereby appoints Kartik Sundareswaran as its senior executive officer to act as its representative for purposes of this paragraph. A party may designate a different senior executive representative at any time by identifying such replacement representative in writing to the other party. The Cadrenal senior executive officer or its JOC designee shall have the right to make the final determination on matters of the JOC relating to the conduct of the Study, to the extent such determinations do not create additional obligations for Abbott. The Abbott senior executive officer or its JOC designee shall promptly provide feedback and review on all of the foregoing.

4.5.	Protocol Development; Amendments. Cadrenal will develop the Protocol for the Cadrenal Study, including any planned statistical or other analyses. Abbott may support the Protocol development to the extent listed in Exhibit A; however, Cadrenal shall make the final determination as to the finalization of the Protocol or any amendments.

4.5.1.	Thereafter, to the extent that an amendment to the Protocol is necessary or desirable, including in response to an IRB/IEC or Regulatory Authority, such amendment shall be provided to the JOC for review and comment prior to its implementation. Notwithstanding the foregoing, Cadrenal as the sponsor of the Cadrenal Study may, without the prior approval of the JOC, implement all amendments to the Protocol without the consent of the JOC or Abbott, provided that Cadrenal will promptly inform Abbott of such amendment and provide a copy of the amendment to Abbott.

5.	Study Obligations.

5.1.	Sponsoring party. Cadrenal shall be the regulatory sponsor of the Cadrenal Study and shall have the obligations of the sponsor pursuant to applicable Laws, including, without limitation, monitoring of the Cadrenal Study and interacting with regulatory authorities with respect to the Study. Cadrenal may, at its discretion, elect to perform the obligations of the sponsor of the Study through an Affiliate or a contract research organization (“CRO”), provided that Cadrenal shall remain responsible for the performance of any such Affiliate or CRO. Cadrenal will perform its obligations with reasonable care and diligence and shall have general authority to fulfill its obligations, provided that Cadrenal will regularly provide information to the JOC relating to the status of the Study. As the sponsor of the Study, and in addition to the further obligations set forth in this Section 5 and elsewhere in this Agreement, Cadrenal shall have the following responsibilities with respect to the Study conduct, and the authority to perform such responsibilities: (i) development and authoring of the Protocol and other matters through the JOC; and (ii) being the sponsor of the Study and interacting with Regulatory Authorities with respect to the Study whether during and after the Term, including retention of Study documents in accordance with regulatory requirements and its retention policies; and (iii) overseeing the management and financing of the Study on an ongoing basis; and (iv) entering into contracts with and overseeing the performance of third-party vendors supporting the Study, including a CRO, if applicable; and (v) communicating with selected Study Sites; and (vi) conducting Study Site start-up, activation, and closeout activities; and (vii) ensuring the submission of the Protocol, informed consent forms (or equivalent documents) and other Study subject materials to Regulatory Authorities, Study Sites and IRB/IECs; and (viii) entering into Clinical Trial Agreements with Study Sites, including non-disclosure agreements with respect to Study start-up, and making payments to Study Sites in accordance with the Clinical Trial Agreements; and (ix) data and medical monitoring of the Study, and Study Site audits; and (x) preparing, and providing Abbott an opportunity to review and provide input to, the final clinical study report(s) and/or statistical analyses of the Study.

5.1.1.	For the purposes of the Agreement:

a.	“Affiliate” means, with respect to a particular party, any other individual, entity, partnership, joint venture, corporation, trust, or unincorporated organization that directly or indirectly controls, is controlled by, or is in common control with such party. The term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of entity, or the possession, directly or indirectly, of the power to direct the management or policies of the entity, whether through the ownership of voting securities, by contract, or otherwise.

b.	“Study Site” means any individual, person or entity engaged in the performance of the Study as an investigator or institution, including any person or entity performing any portion of the Study under the supervision of any of the foregoing.

c.	“IRB/IEC” means a review board or a committee (institutional, regional, national, or supranational) constituted of medical professionals and non-medical members, whose responsibility it is to ensure the protection of the rights, safety, and well-being of human subjects involved in a trial and to provide public assurance of that protection, by, among other things, reviewing and approving/providing favorable opinion on the trial protocol, the suitability of the investigator(s), facilities, and the methods and material to be used in obtaining and documenting informed consent of the trial subjects. The term IRB/IEC includes institutional review boards (IRBs) in the United States.

5.2.	Non-Sponsoring party. In addition to the further obligations set forth in this Section 5 and elsewhere in this Agreement, Abbott shall have the following obligations with respect to the Study conduct: (i) reviewing and providing input during the development of the Protocol, a plan for sharing/exchange of Study Data, and other matters through the JOC provided that Cadrenal shall have the final determination as to all matters related to the Protocol; and (ii) providing accurate and complete information relating to the Study Device for inclusion in the Protocol, informed consent documents, and as necessary for Cadrenal to comply with the requirements of Regulatory Authorities with respect to the Study, including material safety information relating to the Study Device that becomes available during the Study; and (iii) providing input regarding the informed consent forms and other Study subject materials; and (iv) providing input regarding the selection of Study Sites provided that Cadrenal shall have the final determination; and (v) providing information about Study Device to Cadrenal as necessary or appropriate to manage Study start-up activities, such as a forecast of Study Device availability and (vi) coordinating with Cadrenal to address specific requirements of Regulatory Authorities, IRB/IECs, or Study Sites that relate to the Study Device or matters pertaining to Abbott hereunder, whether during or after the Term.

6.	Clinical Trials Listing. As the sponsor of the Study, Cadrenal shall be responsible for listing the Study, and posting the results of the Study, on public registries such as clinicaltrials.gov to the extent required by Applicable Laws and Regulations. Abbott shall have the right to require correction of any erroneous information relating to Abbott or its products contained in such listing and shall promptly notify Cadrenal of any such error requiring correction.

7.	Clinical Site Arrangements. Cadrenal will, identify and select Study Sites (including principal investigators) with the facilities, experience, and patient population necessary to perform the Study. Cadrenal or its designee shall be responsible for providing the Protocol, informed consent forms and other Study subject information as may be necessary to obtain IRB/IEC and Regulatory Authority approvals to conduct the Study at each Study Site, and for entering into Clinical Trial Agreements and other customary agreements with Study Sites relating to the performance of the Study. Each Clinical Trial Agreement shall provide for the performance of the Study in accordance with the Protocol and Applicable Laws and Regulations and shall not conflict with this Agreement except with the mutual agreement of the parties. To the extent that a Study Site shall require ancillary agreements relating to the Study including Abbott as a party thereto, Abbott and Cadrenal shall cooperate to determine the appropriateness, scope, and content of such agreement. Cadrenal shall be responsible for making payments to the Study Site.

8.	Safety Information. Cadrenal shall define plans for safety management that will be incorporated into the Protocol and/or shared with Study Sites as appropriate to provide for the evaluation, submission, and prompt reporting of adverse events and serious adverse events for the Study, and unanticipated adverse event. Cadrenal shall report all unanticipated adverse device effects concerning HM3 to Abbott within twenty-four (24) hours of learning of the event and shall collaborate with Abbott on safety management related to HM3. Cadrenal shall make available to Abbott promptly such records as may be necessary and pertinent to investigate any such serious adverse event, if specifically requested by Abbott.

9.	Clinical Hold. If the Study becomes subject to a clinical hold by the FDA under 21 CFR 312.42, or materially similar order issued by a regulatory authority other than the FDA in a jurisdiction where the Study is conducted, Cadrenal shall suspend the performance of the Study and comply with the requirements of the applicable regulatory authority.

10.	Investigator Meetings. Cadrenal may organize one or more investigator meetings and shall provide reasonable advance notification to Abbott of such meetings if the focus of the meeting is regarding HM3. Abbott shall have the right to send, at its own expense, representatives to attend and participate in such meeting. If Abbott chooses to participate in an investigator meeting, Abbott will provide reasonable advance notification to Cadrenal, and the parties will cooperate with respect to an agenda.

11.	Term and Termination. This Agreement will be effective upon (“Effective Date”) and shall expire on the date of completion of all the obligations of the parties hereunder (the “Term”). Either party may terminate this Agreement without cause upon at least sixty (60) days written notice to the other party. Either party may terminate this Agreement immediately upon written notice to the other party in the event of a material breach by the other party of any provision of this Agreement that remains uncured thirty (30) days following receipt of notice of such breach from the non-breaching party. Termination or expiration of this Agreement will not affect any rights or obligations which have accrued prior to termination thereof, or any other rights or remedies provided at law or equity which either party may otherwise have.

12.	Confidential Information.

12.1.	During the Term, including any extension thereof, and for ten (10) years thereafter, each party agrees that it will not disclose or use the Abbott Trials Data, Study Data or Confidential Information except as permitted in this Agreement or in writing by the other party. Notwithstanding the foregoing, obligations of confidentiality and non-use with respect to any Confidential Information which is a trade secret of a party shall remain in place for so long as the applicable Confidential Information retains its status as a trade secret under applicable Law. Each party agrees and acknowledges that it will limit access to Confidential Information to those of its employees or agents that are providing Study Development, Abbott Trials Data, or Study Data hereunder and such access will be limited to Confidential Information necessary for such employees or agents to provide such Study Development, Abbott Trials Data, or Study Data. Each party agrees that any of its employees or agents that need to access the Confidential Information under this Agreement will be bound by obligations to abide by the confidentiality obligations set forth in this Agreement. “Confidential Information” will include all information, Abbott Trials Data, Study Data and materials concerning Abbott or Cadrenal, as applicable and the Study Development disclosed to the other party by or on behalf of the disclosing party under this Agreement in writing, orally, visually and/or observed while on the premises of Abbott or a Study Site, except any portion thereof which:

12.1.1.	is known to a receiving party as evidenced by its written records, prior to receipt thereof under this Agreement;

12.1.2.	is disclosed to a receiving party by a third person after the full execution of this Agreement, and that third person has a legal right to make such disclosure; or

12.1.3.	is or becomes part of the public domain other than through breach of this Agreement by a receiving party.

12.2.	Upon request, a receiving party will return to the disclosing party or destroy all originals and copies of Confidential Information provided to the receiving party by or on behalf of the disclosing party.

12.3.	If, in the reasonable opinion of a receiving party’s counsel, any of the disclosing party’s Confidential Information is required to be disclosed pursuant to law, regulation, or court order, receiving party will give the disclosing party prompt, written notice (and in any case at least five (5) business days’ notice) in order to allow the disclosing party to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing party waives compliance with the terms of this Section 12, receiving party will furnish only that portion of the Confidential Information which receiving party is advised by counsel as being legally required and will notify the disclosing party in writing of the Confidential Information disclosed.

12.4.	No party will disclose to the receiving party any information that is confidential and/or proprietary to a third party without first obtaining the written consent of both such third party and the intended recipient.

12.5.	Return of Confidential Information. Notwithstanding anything contained in Section 26.3 (Governing Law and Dispute Resolution), the parties hereto agree that remedies at law may be inadequate to protect a disclosing party against the receiving party’s breach of this Section 12, and that disclosing party shall be entitled to seek injunctive relief from any court of competent jurisdiction, without proof of damages, in addition to any other remedies that may be available to disclosing party at law or equity.

12.6.	Except for any disclosure for submission to a regulatory authority as set forth under this Agreement, the Study Data shall constitute Confidential Information subject to the terms of this Section 12 until such time as any of the exclusions set forth in Section 12.1 shall apply, except with respect to personal information of a Study subject which shall remain confidential. Any disclosure of the Study Data by a party shall comply with the requirements of Section 12.

13.	Intellectual Property.

13.1.	Definitions:

13.1.1.	“Intellectual Property” means trade secrets, trademarks, know-how, copyrightable subject matter, patents, patent applications and other proprietary information, activities, and any ideas, concepts, innovations, Inventions and designs.

13.1.2.	“Pre-existing Intellectual Property” means Intellectual Property owned by either Abbott or Cadrenal, as evidenced by written records, (i) prior to execution of this Agreement or (ii) that is conceived, first reduced to practice or created by either Abbott or Cadrenal after execution of this Agreement which is not a result of or in connection with the Cadrenal Study under this Agreement.

13.1.3.	Intentionally Omitted

13.1.4.	“Study Device” means a left ventricular assist device, such as HM3.

13.2.	The Abbott Trials Data provided by Abbott to Cadrenal is and remains the property of Abbott.

13.3.	Any Intellectual Property that is unrelated to the Study Drug and conceived, first reduced to practice or created solely by Abbott as a result of or in connection with the Cadrenal Study under this Agreement will be the sole property of Abbott. Any Intellectual Property that is unrelated to the Study Device and conceived, first reduced to practice or created solely by Cadrenal as a result of or in connection with the Cadrenal Study under this Agreement will be the sole property of Cadrenal.

13.4.	Any Intellectual Property that is conceived, first reduced to practice or created by either Abbott or Cadrenal as a result of or in connection with the Cadrenal Study under this agreement, and that (i) uses, incorporates, or directly relates to the Study Device, and (ii) does not use, incorporate, or directly relate to the Study Drug will be the sole property of Abbott (“Study Device Intellectual Property”). The Study Device Intellectual Property does not include Pre-existing Intellectual Property. To the extent that Cadrenal has or obtains rights with respect to Study Device Intellectual Property, Cadrenal hereby assigns to Abbott all of Cadrenal’s right, title and interest in Study Device Intellectual Property. In addition, Cadrenal shall reasonably cooperate with Abbott to execute all documents, at Abbott’s expense, that Abbott reasonably determines to be necessary to secure, perfect, effectuate and preserve Study Device Intellectual Property. For clarity purposes, the Study Data related to the Study Drug cannot be used by Abbott to develop or commercialize, or collaborate to develop or commercialize, any other anticoagulant, except when working on the Study Device.

13.5.	Any Intellectual Property that is conceived, first reduced to practice or created by either Abbott or Cadrenal as a result of or in connection with the Cadrenal Study under this agreement, and that (i) uses, incorporates, or directly relates to the Study Drug, and (ii) does not use, incorporate, or directly relate to the Study Device will be the sole property of Cadrenal (“Study Drug Intellectual Property”). The Study Drug Intellectual Property does not include Pre-existing Intellectual Property. To the extent that Abbott has or obtains rights with respect to Study Drug Intellectual Property, Abbott hereby assigns to Cadrenal all of Abbott’s right, title and interest in Study Drug Intellectual Property. In addition, Abbott shall reasonably cooperate with Cadrenal to execute all documents, at Cadrenal’s expense, that Cadrenal reasonably determines to be necessary to secure, perfect, effectuate and preserve Study Drug Intellectual Property.

13.6.	Any Intellectual Property that is conceived, first reduced to practice or created by Cadrenal either solely or jointly as a result of or in connection with the Cadrenal Study under this agreement, and that uses, incorporates, or directly relates to both the Study Device and the Study Drug (“Study Device and Drug Intellectual Property”) will be the sole property of Cadrenal. The Study Device and Drug Intellectual Property does not include any Pre-existing Intellectual Property. If a label for the Study Device is so updated to include the use of the Study Drug, Cadrenal hereby grants Abbott and its affiliates a perpetual, irrevocable, non-exclusive, royalty-free, worldwide license, to Study Device and Drug Intellectual Property to use, sell, distribute, manufacture, have made, offer for sale, and distribute the Study Device with a label that includes the use of the Study Drug. The license granted under this Section 13.6 does not grant (i) a license to Cadrenal Pre-existing Intellectual Property or (ii) any right to sell, distribute, manufacture, have made, or offer for sale the Study Drug. The foregoing license shall be transferrable solely to a third party in connection with a transfer of all or substantially all of Abbott’s interest in the Study Device.

14.	Presentations and Publications.

14.1.	Publication. Cadrenal shall have the right to the first publication of Study Data (the “Initial Publication”).

14.1.1.	For the purposes of this Agreement, “Study Completion” means the date of final database lock for the Study.

14.2.	Secondary Publications. Following the Initial Publication, Abbott shall have the right to perform further analyses of the Study Data and make secondary publications relating to the Study Data, and Cadrenal shall have the right to perform further analyses of the Study Data or Study Device data and make secondary publications relating to the Study Drug.

14.3.

Cadrenal shall submit the Initial Publication and a party shall submit each proposed secondary publication to the other party not less than thirty (30) days prior to the submission of the proposed publication for comment and feedback, and shall, at the request of the other party, delete Confidential Information from the disclosing party. To the extent the parties may grant such rights, each party hereby grants the other party have the right to make and distribute copies of each secondary publication.

14.4.	ICMJE Standards. All publications by a party, including the Initial Publication and secondary publications, shall comply in all material respects, including with respect to authorship, with the International Committee of Medical Journal Editors (ICMJE) Recommendations for the Conduct, Reporting, Editing, and Publication of Scholarly Work in Medical Journals.

14.5	Study Site Publications. Following the Initial Publication, if a Study Site proposes a presentation or publication of the results of the Study, the parties shall cooperate to promptly review such proposed publication prior to its submission for publication in accordance with the relevant Clinical Trial Agreement. To the extent that Cadrenal shall have rights under such Clinical Trial Agreement affecting Study Data relating to the Study Device to be presented in such Study Site publication (including, by way of example, the right to require the delay of such publication pending the protection of intellectual property such as an Invention disclosed in such publication) Cadrenal agrees to use reasonable efforts to exercise such rights at its own expense.

14.5.1.	For the purposes of this Agreement, “Clinical Trial Agreement” means an agreement (howsoever titled) with a Study Site for the performance of the Study according to the Protocol.

15.	Publicity. Except for purposes of the Study (including, without limitation, identification of a Party or its Affiliates in the Protocol, a Clinical Trial Agreement, or to a Regulatory Authority), or if required by law or regulation or in the event of a compelled disclosure in accordance with Section 12.6, or in connection with a publication made in accordance with Section 14, neither Party will use the name, trademarks, logos, or other marks of the other Party or the Affiliates of the other Party without the prior written consent of the other Party; except that no consent shall be required for publication that was previously disclosed if the prior disclosure was consented to and neither party has expressly withdrawn such consent. Except as expressly provided herein, neither Party shall make any public disclosure relating to this Agreement or the Study except with the agreement of the other Party. Any press release relating to the Study or the Study Data shall require the prior written approval of both Parties. The Parties acknowledge that Cadrenal will be required to file a copy of this Agreement with the Securities and Exchange Commission. Prior to such filing, Cadrenal shall consider any request by Abbott that is made at the time of the execution of this Agreement to redact information that is not material and of the type that Cadrenal or Abbott typical treat as confidential.

16.	Anti-Corruption. Each party represents and warrants that it is now and shall continue to be in compliance with all applicable laws, regulations and industry codes of practice related relating to bribery and corruption. Further, each party represents, warrants, and undertakes that it and all persons employed or acting on its behalf (including employees, directors, agents, consultants, or subcontractors) will not:

16.1.	give, offer or promise to give, or accept, receive or agree to accept or receive, directly or indirectly, anything else of value in any form to/from any person to secure a business advantage, to obtain or retain business advantage, or to direct business to or away from any person/entity to benefit Cadrenal or Abbott. This subsection expressly applies to any Government Official; or

16.2.	provide any facilitation, expediting or grease payment to any Government Official or employee of a government agency (including government hospitals or healthcare professionals) to expedite or secure the performance of routine government actions.

16.3.	for the purposes of this section, “Government Official” means any officer or employee of a government authority or any department, agency or instrumentality thereof, including state-owned and state-controlled entities, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public international organization. “Anything of value” includes, but is not limited to, money, Study Development, product samples, commissions, contributions, fees, gifts, bribes, rebates, payoffs, travel expenses, entertainment, influence payments, kickbacks or any other payment.

16.4.	neither it nor any of its owners, partners, officers, directors or employees is a Government Official (including a government- owned hospital or a government healthcare provider). Cadrenal will notify Abbott in writing prior to any Cadrenal representative becoming a Government Official during the Term of this Agreement and such individual will not perform Study Development for Abbott hereunder without Abbott’s prior written consent.

16.5.	Either party may terminate this Agreement immediately by written notice to the other party if it concludes, in its sole reasonable determination, that the other party has breached this clause or that such a breach is substantially likely to occur.

17.	Representation and Warranties.

17.1.	Each party represents and warrants that neither this Agreement, nor any payment hereunder, is in exchange for any explicit or implicit agreement or understanding that Cadrenal purchase, lease, order, prescribe, recommend or otherwise arrange for, or provide formulary or other preferential or qualifying status for the use of Abbott products;

17.2.	Each party further represents and warrants that:

17.2.1.	It shall perform its obligations under this Agreement in accordance with applicable Laws, including, without limitation, the federal anti-kickback statute (42 U.S.C. §1320a-7(b), as amended) and the related safe harbor regulations; and those limitations on certain physician referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn, as amended), and similar laws in other jurisdictions where the Study may be conducted.

17.2.2.	It will comply with all requirements regarding reporting and management of conflicts of interest and performance of Study Development does not represent a conflict of interest;

17.2.3.	It is not a party to any contract with any third party which prohibits it from performing its obligations under this Agreement and/or limits its ability to fulfill the terms of this Agreement, and that the terms of this Agreement do not conflict with the policies of any entity of which it is associated;

17.2.4.	It is qualified to perform its obligations as set forth in the Agreement.

17.2.5.	It is not currently, nor to its knowledge within the past five (5) years from the Effective Date of this Agreement has it been debarred, disqualified, or excluded under any Applicable Law from: (i) providing goods or Study Development to a regulated health care company, (ii) participating in clinical research, (iii) participating in a government procurement or non-procurement program, or (iv) participating in a reimbursed government-funded or financed healthcare program (each, a “Restriction”). Each party agrees to promptly notify the other party if any such Restriction is proposed, pending or occurs during the Term. Upon receipt of notice, a party may elect, in its sole discretion, to immediately terminate this Agreement.

17.2.6.	If either party is presently a member of a committee that sets formularies or develops clinical guidelines, it must disclose to such committee the existence and nature of this relationship in advance of its next meeting. If, during the Term, either party is asked to be a member of a committee that sets formularies or develops clinical guidelines, it will disclose to such committee the existence and nature of this Agreement in advance of its participation on such committee. Each party also agrees to abide by such committee’s procedures, which may include recusing itself from decisions relating to any product for which it has provided Study Development under this Agreement. This disclosure requirement will extend for two (2) years beyond the termination or expiration of this Agreement. If a party’s employees or agents providing Study Development are health care providers (HCPs) and are presently or become a member of a committee that sets formularies or develops clinical guidelines, such party agrees to require that such employees or agents comply with the terms of this subsection;

17.2.7.	Each employee or agent of a party who is an HCP and providing Study Development under a Statement of Work (if any), (A) has a current and valid medical license; (B) such license has never been revoked, restricted, or suspended by a medical board or other licensing agency; (C) his/her privileges or ability to practice have never been revoked, restricted, or suspended by a health care Cadrenal or other provider of health care Study Development (HCO); and (D) to the best of such party’s knowledge, each such said employee or agent providing Study Development under a Statement of Work (if any), is not under an investigation that could lead to a revocation, restriction, or suspension of his/her medical license or privileges or ability to practice at an HCO. In the event that any of the foregoing changes during the Term, a party shall immediately notify the other party, and the other party shall have the right to immediately terminate this Agreement;

17.2.8.	Each party will perform their obligations hereunder using reasonable skill, care and diligence and sound and professional principles and practices in accordance with normally accepted industry standards;

17.2.9.	All subcontractors, personnel, and any Affiliates’ respective employees, agents, consultants and independent contractors of a party providing Study Development or Abbott Trials Data or advice or services under this Agreement shall agree to abide by the terms and conditions hereof; and

18.	Compliance

18.1.	Fair Market Value. No funds paid by a Party to the other Party hereunder, or to any third party in connection with the Study, including any transfer of value to a physician, hospital, clinic, healthcare practice, or healthcare provider, is intended to be, nor shall it be construed as: (i) an obligation or inducement, either express or implied, for any person to purchase, prescribe, provide favorable formulary status, promote or otherwise support any product manufactured, marketed, or sold by a Party; or (ii) a reward for any such purchase, prescription, promotion or other support; or (iii) a requirement to refer any patients or other business to a Party, or enroll any subjects in the Study.

18.2.	Third Party Payors. Neither party shall seek or retain payment from any third-party payor for any item or service provided or paid for by a party for the performance of the Study in accordance with the Protocol. The foregoing shall not limit a party’s rights to seek reimbursement for non-research goods or services that are not provided for the performance of the Study.

19.	Independent Contractor. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers, or one party as an agent or employee of the other party. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other party, or to bind the other party to any contract, agreement or undertaking with any third party, and no conduct of a party will be deemed to infer such right. To the extent Cadrenal engages the Study Development of any individual to support the Study Development under this Agreement, Cadrenal is responsible for compliance with any applicable employment or tax Laws.

20.	Indemnification. Cadrenal agrees to indemnify, defend, and hold Abbott and its Affiliates and their respective employees, directors, officers, subcontractors, contractors and agents (“Abbott Indemnified Parties”) harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including but not limited to reasonable attorneys’ fees to consider, advise and defend, and court costs) (“Liability”) from and against any third party suit, claim or proceedings brought against Abbott Indemnified Parties arising directly or indirectly out of or relating to Cadrenal’s and its Affiliates and their respective employees, directors, officers, contractors and agents (“Cadrenal Indemnified Parties”) (a) negligence, recklessness, willful misconduct; (b) breach of any material term of this Agreement, including but not limited to the representations and warranties set forth in this Agreement. Abbott agrees to indemnify, defend, and hold Cadrenal and its Affiliates and their respective employees, directors, officers, subcontractors, contractors and agents (“Cadrenal Indemnified Parties”) harmless against any Liability from and against any third party suit, claim or proceedings brought against Cadrenal Indemnified Parties arising directly or indirectly out of or relating to Abbott Indemnified Party’s (a) negligence, recklessness, willful misconduct; or (b) breach of any material term of this Agreement, including but not limited to the representations and warranties set forth in this Agreement..

20.1.	CERTAIN DAMAGES EXCLUDED. EXCEPT AS PROVIDED IN THIS SECTION 20 WITH RESPECT TO INDEMNIFICATION BY A PARTY AGAINST A THIRD-PARTY CLAIM, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR DAMAGES, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER CAUSE OF ACTION RELATING TO THE STUDY OR OTHERWISE RELATING TO THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT LIMIT A PARTY’S RIGHT TO SEEK EQUITABLE REMEDIES TO PROTECT ITS CONFIDENTIAL INFORMATION AS PROVIDED IN THIS AGREEMENT.

21.	Insurance. Each party agrees to secure and maintain in full force and effect throughout the Term polices of insurance sufficient to cover its obligations and liabilities herein. Each party agrees to provide a certificate of insurance or other evidence providing reasonable assurance of coverage upon the other party’s request. request.

22.	Transparency Reporting. Each party acknowledges that the other party may be required to report and publish certain direct and indirect transfers of value made by the other party to healthcare providers pursuant to applicable laws and regulations. Indirect transfers of value are those made on behalf of a party for a healthcare provider’s benefit (for example, where Abbott makes an indirect transfer of value to a healthcare provider through Cadrenal, Cadrenal shall provide Abbott, including its Affiliates, with any and all information necessary for Abbott to satisfy transfer of value reporting obligations, including, but not limited to, the name of each and every healthcare provider receiving a transfer of value on behalf of Abbott, their business address, contact details, license number, qualifications and medical specialties, amount(s) of the transfer(s) of value, and a description of the nature and purpose of the transfer of value (for example, meeting registration fees, travel and accommodations). Cadrenal agrees to promptly provide information regarding transfers of value upon Abbott’s request. Cadrenal further agrees to provide any and all relevant healthcare providers with prior written notice that the types of information referenced herein will be shared with Abbott so that Abbott may report the transfers of value as necessary, and that such information will be made available to the public. Where applicable data protection laws require additional agreements or undertakings, including international data transfer agreements as a result of data that is transferred by Cadrenal to Abbott, Cadrenal will undertake to ensure that all necessary consents and/or agreements are implemented and in place with relevant healthcare providers, as applicable.

23.	Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, ABBOTT MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE ABBOTT TRIALS DATA OR ASSOCIATED INFORMATION.

24.	Data Privacy and Security. With respect to Data and Study Data, each party will:

24.1.	Comply with all applicable laws and regulations;

24.2.	Not use it for any unauthorized purpose or disclose it to any other party;

24.3.

Adopt all lawful and appropriate technical and organizational measures to prevent unauthorized or unlawful Processing or accidental loss or destruction of, or damage to, Abbott Trials Data and Study Data having regard to its nature and sensitivity.

24.4.	Any confidentiality obligations with respect to Abbott Trials Data and Study Data shall survive the termination or expiration of the Agreement.

24.5.

“Processing” means any operation or set of operations that is performed upon Personal Information, including, but not limited to, organizing, amending, storing, collection, recording, retention, alteration, use, disclosure, access, transfer, or destruction. This provision will survive termination or expiration of this Agreement.

25.	Audit. During the Term and for one (1) year thereafter, each Party shall make any required records relating to the Study available for inspection by the other Party at reasonable and mutually agreeable times and with reasonable frequency. Audits may occur on- site or remotely, as may be subsequently agreed by the Parties. The Parties shall cooperate with respect to the scheduling of any such audit. The Representatives of a Party performing an on-site audit shall comply with the other Party’s generally applicable policies and procedures relating to safety, security, and protection of confidential information during each such audit.

26.	Miscellaneous

26.1.	Assignment/Subcontract. Neither party shall assign this Agreement or any of its obligations or liabilities hereunder without the prior written consent of the other party, and any attempted assignment or delegation in violation of the foregoing will be void. Each party shall obtain the other party’s written consent at least thirty (30) days before the assignment. Any permitted assignee shall assume all obligations of the assignee under this Agreement, provided, however, that the assignee shall remain primarily liable for such obligations. In addition, no party shall subcontract or delegate any right or duty hereunder without the other party’s prior written consent. Notwithstanding the foregoing, a party may assign this Agreement without the consent of the other party upon the sale of all or substantially all of its assets. This Agreement will be binding upon and inure to the benefit of the successors and assigns of each Party hereto.

26.2.	Notices. Any notices required or permitted under this Agreement will be in writing, will refer specifically to this Agreement, and will be sent by recognized national or international overnight courier, confirmed facsimile transmission (provided that duplicative copy is provided via confirmed registered mail or certified mail), or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the address as set forth herein. Notices under this Agreement will be deemed to be duly given: (a) when delivered by hand; (b) two days after deposit with a recognized national or international courier; or (c) on the delivery date indicated in the return receipt for registered or certified mail. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 26.

If to Cadrenal, address to:	with a copy to:

Quang X. Pham	Leslie Marlow, Partner
Chief Executive Officer	Blank Rome LLP
822 North A1A, Suite 306	1271 Avenue of the Americas
Ponte Vedra, FL 32082	New York, New York, 10020
United States	United States

If to Abbott:	with a copy to:

Kartik Sundareswaran	Divisional Vice President and Associate General Counsel
DVP, Global Clinical and Regulatory Affairs HF	Corporate Legal
Abbott Laboratories	Dept. 32RA, Bldg. AP6A-1
6101 Stoneridge Drive	Abbott Laboratories 100 Abbott Park Road Abbott Park,
Pleasanton, CA 94588	IL 60064
United States

26.3.	Governing Law and Dispute Resolution. This Agreement will be construed, governed, and interpreted in accordance with the laws of the state of Delaware, USA, excluding its conflicts of law provisions. If a dispute arises between the parties, the parties will follow the alternative dispute resolution provisions provided for in the attached Exhibit B.

26.4.	Waiver. No waiver will be implied from conduct or failure to enforce rights. No provisions of this Agreement will be deemed waived by Abbott unless such waiver is in writing and signed by the authorized representative of Abbott. Waiver by Abbott of any default by Cadrenal of any provision of this Agreement will not be deemed a waiver of any subsequent or other default.

26.5.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same agreement. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by PDF will constitute an original signature for purposes of this Agreement.

26.6.	Survival and Severability. The following provisions of this Agreement, and any other provisions of this Agreement that by their nature are intended to survive expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement for any reason: Section 5.1 (Sponsoring Party); Section 5.2 (Non-Sponsoring Party); Section 6 (Clinical Trials Listing); Section 12 (Confidential Information); Section 13 (Intellectual Property); Section 18 (Compliance); Section 20 (Indemnification); Section 21 (Insurance); Section 25 (Audit); and Section 26 (Miscellaneous).

26.6.1.	Notwithstanding termination of this Agreement for any reason, any rights and obligations which by the terms of this Agreement survive termination of the Agreement, will remain in full force and effect. If any provision, right or remedy provided for herein is held to be unenforceable or inoperative by a court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected.

26.7.	Entire Agreement. This Agreement includes all attached exhibits, all of which are herein incorporated by reference. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements and undertakings with respect thereto. This Agreement may be modified only by written agreement signed by the parties. If any provision, right or remedy provided for herein is held to be unenforceable or inoperative by a court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected thereby.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its authorized representative in its name and on its behalf.

Abbott Global Enterprises Limited		CADRENAL THERAPEUTICS, INC.

By:	/s/ Kartik Sundareswaran		/s/ Quang X. Pham
Name:	Kartik Sundareswaran	Name:	Quang X. Pham
Title:		Title:	Chief Executive Officer
Date:	2025.03.03	Date:	March 3, 2025

Attachments

Exhibit A – SPECIFICATION OF ABBOTT TRIALS DATA AND SCOPE OF STUDY DEVELOPMENT

Exhibit B – Alternative Dispute Resolution

EXHIBIT A

SPECIFICATION OF DATA AND SCOPE OF STUDY DEVELOPMENT

1.	Abbott Licensed Data under this Agreement:

Abbott may provide Data to Cadrenal to the extent necessary to perform the activities and execute its responsibilities under the Agreement.

2.	Areas of Collaboration and Responsibilities:

Cadrenal is, the Study Sponsor and decision maker for the Study, and some of its obligations under each Study area are outlined below. Abbott will provide certain support as outlined below:

1.	Biostatistics Including SAP development

2.	Site and Investigator Selection

3.	Site Qualification/Feasibility

4.	Patient Identification and Recruitment

5.	Medical Science Liaison

1.	Biostatistics

CADRENAL		ABBOTT

●	Develop and author the CIP, SAP, and related clinical study documents including CRFs, database development, and safety-related material	●	Provide data from past clinical studies to support protocol development in relation to HM3 and Abbott Trials Data
●	Lead and own regulatory communication	●	Provide historical clinical data, past statistical assumptions and rationale used in successful regulatory submissions and publications related to HM3
●	Develop podium and publication strategy with Abbott’s support related to HM3 and the Abbott Trials Data	●	Provide feedback on CIP and SAP
●	Lead authorship of its publications and presentations related to Study Data	●	Support regulatory conversations about HM3 and the Abbott Trials Data, as appropriate.
		●	Develop its publication strategy and support Cadrenal in its publication in relation to HM3 and the Abbott Trials Data.

2.	Site and Investigator Selection

CADRENAL		ABBOTT

●	Create list of sites and investigators qualified for the Study	●	Provide support on site and investigator selections to Cadrenal including feedback on sites and investigators proposed by Cadrenal

3.	Site Qualification/Feasibility

CADRENAL		ABBOTT

●	Lead site qualification process and management, including:	●	When appropriate, facilitate introductions between Cadrenal and the site personnel during the qualification process
●	Scheduling and communication with the site during the Study	●	As appropriate, attend SQV to provide support related to HM3, the Abbott Trials Data, and other LVAD-related Abbott services and products.
●	Ensuring completeness of the Site Qualification Visit (“SQV”) form and SQV criteria are met	●	Post SQV, offer comments on site’s suitability
●	Evaluate site’s ability to participate
●	Determine if the site will be invited

4.	Patient Identification and Recruitment

CADRENAL		ABBOTT

●	Own the data input and development of tracking dashboards	●	As appropriate, offer learnings from Aries IDE
●	Develop content that may be disseminated by Abbott partners	●	Support HM3 implants
●	Develop and drive enrollment strategies	●	May highlight study and share materials in ongoing Clinical Affairs-and Medical Affairs led customer engagements (e.g. investigator/site meetings)
●	Support on site HM3 implant data collection, if applicable	●	May help promote customer awareness about Study materials and the Abbott Trials Data, as it relates to HM3
●	Verify trial inclusion/exclusion criteria and procedures prior to patient enrollment and implantation	●	Answer questions about HM3
●	Define escalation processes for sites not meeting enrollment targets

5.	Medical Science Liaison

CADRENAL		ABBOTT

●	Lead and manage medical science liaison (“MSL”) engagements and communications in the Study,	●	When appropriate, support Cadrenal in discussions with KOLs as it relates to HM3 and relevant published data related to it.
●	Develop and maintain relationships with Key Opinion Leades (“KOLs”).
●	Develop content for MSL-related events and activities

EXHIBIT B

ALTERNATIVE DISPUTE RESOLUTION

If a dispute arises between the Parties regarding this Agreement, the Parties will attempt to resolve such dispute in good faith by direct negotiation by representatives of each Party. If such negotiation does not resolve the matter within twenty-eight (28) days after notice of the dispute is given, the matter will be resolved by the following alternative dispute resolution (“ADR”) procedure.

To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of notice of ADR, the other Party may, by written notice, add additional issues to be resolved. Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside over the proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party will select one independent, impartial and conflicts-free neutral and those two neutrals will select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter. None of the neutrals selected may be current or former employees, officers or directors of either Party or its subsidiaries or affiliates.

The Parties shall convene in a location mutually agreed upon to conduct a hearing before the neutral no later than fifty-six (56) days after selection of the neutral (unless otherwise agreed upon by the Parties. The ADR Process shall include a pre-hearing exchange of exhibits and summary of witness testimony upon which each Party is relying, proposed rulings and remedies on each issue, and a brief in support of each Party’s proposed rulings and remedies not to exceed twenty (20) pages. The pre-hearing exchange must be completed no later than ten (10) days prior to the hearing date. Any disputes relating to the pre-hearing exchange shall be resolved by the neutral. No discovery shall be permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents. The hearing shall be conducted on two (2) consecutive days, with each Party entitled to five (5) hours of hearing time to present its case, including cross-examination.

The neutral shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The neutral shall rule within fourteen (14) days of the hearing, shall not issue any written opinion, and shall not refer any portion of the dispute to mediation without the Parties prior, written consent. The rulings of the neutral shall be binding, and non-appealable and may be entered as a final judgment in any court having jurisdiction.

The neutral(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: (a) If the neutral(s) rule(s) in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses. (b) If the neutral(s) rule(s) in favor of one party on some issues and the other party on other issues, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.